News Release	Contact:
For Immediate Release	Anna Austin, EVP, Corporate Communications (314) 523-8354 Email: investor.relations@tlcvision.com

TLCVision Announces
11th Ambulatory Surgery Center,
With Acquisition Of Liberty Eye Surgical Center in Philadelphia, Pennsylvania

ST. LOUIS, MO, — January 17, 2006 — TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, announced today the acquisition of a significant minority ownership interest in Liberty Eye Surgical Center, a six-physician owned ambulatory surgery center (ASC) located in Philadelphia, Pennsylvania. This ASC is well recognized in its market place and currently performs over 4,000 procedures annually in a two-room operating facility. Liberty Eye Surgical Center becomes the 11th ASC for TLCVision.

“TLCVision continues to deliver on its eye care diversification strategy,” said Jim Wachtman, President and CEO. “This acquisition is expected to be immediately accretive to earnings and allows us the opportunity to work with six highly respected ophthalmologists in the Philadelphia area.”

Cataract procedures are most common among the senior population and, out of the top 10 major markets in the country, Philadelphia has the highest percentage of adults age 65+. Along with the Kremer ASC, acquired in July 2005, these acquisitions now provide TLCVision a strong presence in the large Philadelphia cataract market.

TLCVision acquired 49% of the assets of Liberty Eye Surgical Center. The six ophthalmologist partners include Joanna Fisher, M.D., Dennis Khoury, M.D., Richard Naids, M.D., John Siliquini, M.D., Mustapha Shayegan, M.D., and Dennis Slochower, M.D., Managing Partner.

About TLCVision

TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers management and technology access service models, and its managed care contracting strength, TLCVision maintains leading positions in Refractive, Cataract, and AMD markets. More information about TLCVision can be found on the web site at www.tlcv.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as “may”, “will”, “expect”, ”intend”, “anticipate”, “estimate”, “predict”, “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision’s anticipated future results. See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press release.